Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

DIADEXUS, INC.

diaDexus, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: The name of the Corporation is diaDexus, Inc. The Corporation was originally incorporated under the name “Genenvax, Inc.” and the Corporation’s original Certificate of Incorporation was filed with the Delaware Secretary of State on November 27, 1995.

SECOND: The Restated Certificate of Incorporation of the Corporation, in the form attached hereto as Exhibit A (the “Restated Certificate”), restates and integrates all of the provisions of the Corporation’s Certificate of Incorporation which are now in effect and operative and does not further amend the provisions of the Corporation’s Certificate of Incorporation as previously amended or supplemented, and there is no discrepancy between those provisions and the provisions of the Restated Certificate. The Restated Certificate has been duly adopted in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware by the Board of Directors of the Corporation.

THIRD: The Restated Certificate so adopted reads in full as set forth in Exhibit A attached hereto and is hereby incorporated by reference.

IN WITNESS WHEREOF, the Corporation has caused the Restated Certificate to be signed by its President and Chief Executive Officer this 10th day of November, 2010.

DIADEXUS, INC.

By:	/s/ Patrick Plewman
Patrick Plewman
President and Chief Executive Officer

RESTATED CERTIFICATE OF INCORPORATION

OF

DIADEXUS, INC.

ARTICLE 1

NAME

The name of the corporation is diaDexus, Inc.

ARTICLE 2

REGISTERED OFFICE/REGISTERED AGENT

The address of the corporation’s registered office in Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington, County of New Castle, 19808. The name of the corporation’s registered agent at such address is The Prentice-Hall Corporation System, Inc.

ARTICLE 3

PURPOSE

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE 4

CAPITAL STOCK

4.1 The total number of shares of stock that the corporation is authorized to issue is 85,000,000, consisting of 65,000,000 shares of common stock, par value $0.01 per share, and 20,000,000 shares of preferred stock, par value $0.01 per share. The common stock will be subject to the rights and preferences of the preferred stock as set forth in this Restated Certificate of Incorporation and the resolution or resolutions providing for the issue of any such stock adopted by the board of directors.

4.2 Shares of stock within the class of either common or preferred stock may be issued from time to time in one or more series in any manner permitted by law and the provisions of this Restated Certificate of Incorporation. The corporation’s classes or series of stock may have such voting powers, full or limited, or no voting powers; such designations, preferences and relative, participating, optional or other special rights; and such qualifications, limitations or restrictions on the same, as may be stated or expressed in the resolution or resolutions providing for the issue of such stock adopted by the board of directors.

4.3 Any of the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of any such class or series of stock may be made dependent upon “facts” (within the meaning of Section 151(a) of the Delaware General Corporation Law, as the same may be amended from time to time) ascertainable outside of the resolution or resolutions providing for the issue of such stock adopted by the board of directors, provided, that the manner in which such facts shall operate upon the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of such class or series of stock is set forth in the resolution or resolutions providing for the issue of such stock adopted by the board of directors.

4.4 The preferred stock may be made subject to redemption by the corporation at such price, in such amount, on such terms and conditions and at such times as shall be stated in the resolution or resolutions providing for the issue of such stock adopted by the board of directors. Preferred stock in any event may be repurchased by the corporation to the extent legally permissible.

4.5 The holders of preferred stock shall be entitled to receive dividends at such rates, on such terms and conditions and at such times as shall be stated in the resolution or resolutions providing for the issue of such stock adopted by the board of directors. Such dividends shall be payable in preference or such other relation to the dividends payable on any other class or series of stock as shall be so stated and expressed. If such dividends on preferred stock are cumulative, then, if dividends shall not have been paid, the deficiency shall be fully paid or provided for as required by the terms under which the series was issued prior to payment of any dividend on common stock.

4.6 Holders of preferred stock shall be entitled to such rights upon dissolution, or upon any distribution of the assets, of the corporation as shall be stated in the resolution or resolutions providing for the issue of such stock adopted by the board of directors.

4.7 Stock of any class or series may be made convertible into, or exchangeable for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the corporation, at the option of either the holder or the corporation or upon the happening of a specified event, at such price or prices or at such rate or rates or exchange and with such adjustments as shall be stated in the resolution or resolutions providing for the issuance of such stock adopted by the board of directors.

ARTICLE 5

LIMITATION OF DIRECTORS’ LIABILITY; INDEMNIFICATION

5.1 To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, no director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

5.2 To the extent permitted by applicable law, the corporation is also authorized to provide indemnification of (and advancement of expenses to) agents (and any other persons to which Delaware law permits the corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the corporation, its stockholders and others.

5.3 Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE 6

UNANIMOUS WRITTEN CONSENTS

At any time when the corporation is subject to the reporting requirements of Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the stockholders shall not have the right to take any action required or permitted by the Delaware General Corporation Law by a written consent or consents.

ARTICLE 7

AMENDMENT; BYLAWS

The corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation in any manner now or hereafter prescribed by law. Any and all rights and powers conferred on stockholders and directors in this Restated Certificate of Incorporation are subject to this reserved power. The directors of the corporation shall have the power to adopt, amend or repeal the bylaws of the corporation, subject to the right of the stockholders to do the same.